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                                   SCHEDULE 14A
                             SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                        THE SECURITIES EXCHANGE ACT OF 1934

                                 ----------------

  Filed by the Registrant [x]

  Filed by a Party other than the Registrant [ ]

  Check the appropriate box:

  [ ] Preliminary Proxy Statement
  [ ] Definitive Proxy Statement
  [x] Definitive Additional Materials
  [ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                 ----------------

                           SANTA FE PACIFIC CORPORATION
                 (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           SANTA FE PACIFIC CORPORATION
                    (NAME OF PERSON(S) FILING PROXY STATEMENT)

                                 ----------------

  Payment of Filing Fee (Check the appropriate box):(/1/)

  [ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
  [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
  [x] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction applies: Santa Fe Pacific Corporation common stock, par value $1.00 per share.
    2) Aggregate number of securities to which transaction applies: 186,523,992 shares of Santa Fe Pacific Corporation common stock.
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $52 3/8(/2/)
    4) Proposed maximum aggregate value of transaction: $2,637,682,402(/2/)

 (/1/) The filing fee previously was paid with the initial filing of the preliminary proxy materials on August 8, 1994.

 (/2/) For purposes of calculating the filing fee only. Upon consummation of the Merger, each outstanding share of Santa Fe Pacific Corporation common stock, par value $1.00 per share, will be converted into the right to receive 0.27 shares of Burlington Northern Inc. common stock, no par value. The proposed maximum aggregate value of the transaction described in the preliminary proxy materials is equal to one-fiftieth of one percent of $2,637,682,402 (calculated based on the number of shares of Santa Fe Pacific Corporation common stock outstanding as of June 30, 1994, the average of the high and low reported prices of Burlington Northern Inc. common stock on August 5, 1994 and the exchange ration of 0.27).

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid: ..........
     2) Form, Schedule or Registration
        Statement No.: ...................
     3) Filing Party: ....................
     3) Date Filed: ......................

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To All Santa Fe Pacific Corporation Shareholders:

                        DON'T LET UNION PACIFIC DERAIL
                    THE BURLINGTON NORTHERN-SANTA FE MERGER

       THE MERGER OF BURLINGTON NORTHERN AND SANTA FE IS CLEARLY IN THE
                    BEST INTERESTS OF SANTA FE SHAREHOLDERS

Union Pacific's hostile proposal is illusory because we believe it will not be approved by the Interstate Commerce Commission (ICC), whose approval is necessary for mergers in the railroad industry. We believe Union Pacific is only trying to prevent the creation of a formidable competitor by seeking to block the proposed Burlington Northern-Santa Fe merger. Union Pacific is the dominant railroad in the West and will benefit if no transaction of any kind takes place--leaving Santa Fe without a merger partner.

The pro-competitive end-to-end proposed merger of Burlington Northern and Santa Fe is in the best interests of Santa Fe shareholders. It is real, can be approved by the ICC, and offers shareholders the opportunity to participate in the increase in shareholder value resulting from the combination.

It is very important to understand the following facts about the proposed Burlington Northern-Santa Fe merger and Union Pacific's hostile proposal:

BURLINGTON NORTHERN-SANTA FE PACIFIC MERGER

ICC APPROVAL LIKELY
- -------------------
BECAUSE A MERGER OF BURLINGTON NORTHERN AND SANTA FE WOULD BE AN END-TO-END COMBINATION OF RAILROAD SYSTEMS, RESULTING IN INCREASED RAIL COMPETITION, WE BELIEVE ICC APPROVAL OF THE MERGER IS LIKELY. Without ICC approval, no railroad merger can take place. This is very important because we believe a Burlington Northern-Santa Fe merger fits the ICC's criteria, while the Union Pacific proposal does not.

SIGNIFICANT BENEFITS FOR SANTA FE SHAREHOLDERS
- ----------------------------------------------
The merger is expected to result in an annual increase in operating income of approximately $560 million when revenue growth of approximately $300 million and cost savings of up to $450 million are realized. This improved performance significantly increases earnings per share and enhances shareholder value.

PRO-COMPETITIVE AND ENDORSED BY SHIPPERS
- ----------------------------------------
The Burlington Northern-Santa Fe merger is pro-competitive and has already received more than 450 letters of support from shippers such as American Honda Motor Corporation, ConAgra, Coors Brewing Company, Ford Motor Corporation, General Motors, J.B. Hunt Transport, Nestle and Phelps Dodge Corporation. These letters are included in our ICC filing.


UNION PACIFIC'S HOSTILE AND ILLUSORY PROPOSAL

UNION PACIFIC'S ILLUSORY PROPOSAL
- ---------------------------------
The Union Pacific proposal is unlikely to be consummated. WITHOUT APPROVAL FROM THE ICC, A MERGER OF UNION PACIFIC AND SANTA FE WILL NEVER HAPPEN AT ANY PRICE. Union Pacific and Santa Fe compete in numerous markets. The Union Pacific proposal would eliminate choice and competition for customers throughout the Western United States and increase Union Pacific's existing dominance in this area. These are reasons we believe the ICC would not approve such a combination.

UNION PACIFIC FEARS FORMATION OF FORMIDABLE COMPETITOR
- -----------------------------------------------------
Union Pacific has much to gain by causing the defeat of the Burlington Northern-Santa Fe merger, even if it never succeeds in acquiring Santa Fe. Remember--a combined Burlington Northern-Santa Fe would create the largest railroad in the nation and pose a formidable competitive threat to Union Pacific.

UNION PACIFIC: ACTING IN ITS OWN SELF-INTEREST, NOT IN YOURS
- ------------------------------------------------------------
Union Pacific has no reason to look out for the interests of Santa Fe shareholders. Union Pacific has no obligation to you and is free to pursue its own agenda by any means available. If Union Pacific is successful in blocking the Burlington Northern-Santa Fe merger, UNION PACIFIC CAN ABANDON SANTA FE SHAREHOLDERS AND WALK AWAY FROM ITS PROPOSAL.


SANTA FE HAS AN OUTSTANDING TRACK RECORD OF CREATING VALUE

From December 1990 through September 1994, the value of Santa Fe common stock has grown at a compound annual rate of approximately 40 percent--more than triple the return of the Standard and Poor's 500 Index, assuming the reinvestment of dividends. Over the past several years, Santa Fe has undertaken a number of important strategic initiatives to enhance shareholder value--the merger of Burlington Northern and Santa Fe is just the most recent example.
In the merger, Santa Fe shareholders will receive 0.27 shares of Burlington Northern common stock for each Santa Fe share.

        DON'T RISK YOUR INVESTMENT IN SANTA FE ON AN ILLUSORY PROPOSAL.

               DON'T LET UNION PACIFIC BENEFIT AT YOUR EXPENSE.

         VOTE FOR THE BURLINGTON NORTHERN-SANTA FE MERGER BY SIGNING,
                DATING AND MAILING THE WHITE PROXY CARD TODAY.
                                       -----

Please make sure your latest dated proxy is a WHITE card voting FOR the Burlington Northern-Santa Fe merger. A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER. If you have any questions or need assistance voting your Santa Fe shares, please call either of our proxy solicitors:

               D.F. KING & CO., INC. 1-800-697-6974 (toll-free)

                                      or

          (LOGO) MACKENZIE PARTNERS, INC. 1-800-322-2885 (toll-free)

(LOGO) Santa Fe Pacific Corporation                             October 19, 1994